GT.COM Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. March 9, 2023 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 Re: Origin Materials, Inc. File No. 001-39378 Dear Sir or Madam: We have read Item 4.01 of Form 8-K of Origin Materials, Inc. dated March 9, 2023, and agree with the statements concerning our Firm contained therein. Very truly yours, GRANT THORNTON LLP 10 Almaden Boulevard, Suite 800 San Jose, CA 95113-2238 D +1 408 275 9000 F +1 408 279 4817